EXHIBIT 21.1

Data Domain, International

Data Domain International II, Inc.

Data Domain Mexico

Data Domain BV

Data Domain Germany

Data Domain France Sarl.

Data Domain Sweden AB

Data Domain Italy Ltd.

Data Domain Singapore PTE Ltd.

Data Domain Japan KK

Data Domain Israel Ltd.

Data Domain Hong Kong Ltd.

Data Domain UK Ltd.